Exhibit 99.1

Contact:
Darren Daugherty
Director, Investor
Relations
(281) 492-5370

Diamond Offshore Announces Order for Deepwater Semisubmersible Rig

HOUSTON, January 9, 2012 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a subsidiary has entered into a contract with Keppel AmFELS shipyard in Brownsville, Texas for the construction of a moored semisubmersible rig with delivery scheduled for the third quarter of 2013. Total cost, including commissioning, spares and project management, but excluding capitalized interest, is expected to be approximately $300 million and to be paid out of available funds.

The rig, to be named the Ocean Onyx, will be designed to operate in water depths up to 6,000 feet and will have a variable deck load of 5,000 long tons, a five-ram blowout preventer, and quarters capacity for 140 personnel.

“We think significant opportunity remains for new deepwater units,” said Larry Dickerson, President and Chief Executive Officer of Diamond Offshore. “No new capacity targeting the standard midwater and deepwater markets is currently under construction, and this rig should be ideally suited to meet emerging demand in this segment. When added to our three ultra-deepwater drillships under construction, this unit will continue the process of renewing Diamond’s fleet.”

“We will construct the Ocean Onyx utilizing an existing hull from a Diamond Offshore cold stacked unit, which previously operated as the Ocean Voyager. This should allow the Ocean Onyx to be built and placed into service in approximately half the time and at half the cost of current newbuilds.”

ABOUT DIAMOND OFFSHORE

Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Diamond Offshore’s fleet of offshore drilling rigs consists of 32 semisubmersibles, 13 jack-ups, and one drillship, in addition to three ultra-deepwater drillships currently under construction. For additional information and access to SEC filings, please visit the Company’s website at www.diamondoffshore.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements concerning future costs, sources of

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funds, timing of construction and delivery, future market conditions, rig design and capabilities, competition and future returns, and are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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